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                                                                    EXHIBIT 10.4

                                LICENSE AGREEMENT



PORTIONS OF THIS DOCUMENT HAVE BEEN OMITTED (DESIGNATED BY AN ASTERISK (*) AND WHITE SPACE) AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT DATED SEPTEMBER 29, 1997.


                  This agreement is made as of July 18, 1997, by and between Swissray International Inc., New York, with European Center at Industriestrasse 6, CH-6285 Hitzkirch, Switzerland hereafter referred to as "Swissray"), and Agfa-Gevaert N.V., Septestraat 27, B-2640 Mortsel, Belgium hereafter referred to as "Agfa").

                  WHEREAS, Afga owns a computer program for enhancing the image quality of digital radiographic images,

                  WHEREAS, Swissray wishes to license the above-mentioned computer program for use in combination with its digital radiographic image acquisition system, known as Digital Add-On Bucky,

                  WHEREAS, Agfa is willing to grant such license to Swissray on the terms and conditions set forth herein,

                  NOW THEREFORE, in consideration of the mutual covenants and premises set forth hereinafter, the parties agree as follows:

                                   ARTICLE 1
                                  DEFINITIONS

                  1.1 "AGFA SOFTWARE" shall mean the software program in executable code as described in Exhibit A hereto.

                  1.2 "PRODUCT" shall mean the image acquisition system for acquiring a digital image representation of a radiographic image developed and marked by Swissray, and designated by the name "Digital Add-On Bucky".

                  1.3 "INFORMATION" shall mean any information in relation with the AGFA SOFTWARE transferred by Agfa to Swissray during the term of the agreement, including information in relation with the AGFA SOFTWARE transferred during technical support. INFORMATION that Swissray can establish by its written records was in its possession at the time it was first disclosed by Agfa to Swissray, was in the public domain at the time it was disclosed by Agfa to Swissray or is obtained by Swissray from a third party, who has same in good faith and has the right to pass it on to Swissray, is excluded.

                  1.4 "EFFECTIVE DATE" shall mean the date of the last of the parties to sign the agreement.


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                                    ARTICLE 2
                                LICENSE/DELIVERY

                  2.1 Agfa hereby grants to Swissray a worldwide, non-exclusive, non-transferable license, during the term of this agreement to use and distribute the AGFA SOFTWARE in combination with the PRODUCT.

                  2.2 Swissray shall not have the right to make any modifications to the AGFA SOFTWARE except as required for its adaption to the PRODUCT.

                  2.3 Swissray shall not have any right to sublicense such rights to a third party other than an end user of the product.

                  2.4 No rights or obligations of Swissray out of this Agreement shall be transferable without prior written consent of Agfa. The same applies in the case of universal legal succession or acquisition of the share capital of Swissray by third parties.

                  2.5 Agfa agrees to deliver the AGFA SOFTWARE within 6 weeks after the EFFECTIVE DATE.

                                    ARTICLE 3
                               PROPRIETARY RIGHTS

                  3.1 Swissray acknowledges that Agfa is and remains the sole and exclusive owner of all rights, title and interest, including all trademarks, copyrights, patents, trade names, trade secret and other intellectual property rights to the AGFA SOFTWARE. Except for the rights expressly granted herein, Swissray is not granted any rights to patents, copyright, trade secrets, trade names, trademarks (whether or not registered) or any other right with respect to the AGFA SOFTWARE. Swissray agrees not to use Agfa trade names with regard to the PRODUCT or with regard to the AGFA SOFTWARE used in combination with the PRODUCT.

                  3.2 Swissray agrees to treat the AGFA SOFTWARE and any information disclosed in relation with this agreement as confidential and to use such information only in accordance with the terms of this agreement. Swissray agrees to disclose the AGFA SOFTWARE only to authorized employees who has the need to use them as permitted under this agreement and have agreed to be bound by the obligation of confidentiality and to take all reasonable measures to prevent disclosure to other parties, including any affiliate companies.

                  3.3 Swissray agrees that it will not reverse engineer, reverse assemble, or dissemble or otherwise attempt to create software which is derivable from the AGFA SOFTWARE.



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                  3.4 Neither party shall disclose the existence or the
agreement except pursuant to mutual agreement or as otherwise required by law.

                                    ARTICLE 4
                                    WARRANTY

                  4.1 The above license is granted on an 'AS IS' basis without explicit or implied warranty.

                  4.2 If (a) the AGFA SOFTWARE fails to perform substantially in accordance with the specifications set forth in Exhibit A hereto during the period beginning upon delivery of the AGFA SOFTWARE and ending ninety (90) days thereafter (the "Warranty period"); (b) such failure is reproducible; and (c) such failure is reported to Agfa during the Warranty period, then Agfa shall, at its expense, provide a workaround for such failure or, at Agfa's option, provide Swissray with an updated version of the AGFA SOFTWARE which does not cause such failure.

                  This warranty shall apply to a failure for which Swissray proves that it originates from AGFA SOFTWARE. The warranty shall not apply to any software by Swissray, or to any failure caused by hardware or software not provided by Agfa.

                  4.3 Agfa acknowledges that to the best of its knowledge the AGFA SOFTWARE does not infringe and intellectual property rights of third parties. At present no litigation issues are pending in this respect nor the Agfa received any warning letters or the like.

                                    ARTICLE 5
                             LIMITATION OF LIABILITY

                  5.1 The foregoing warranties by Agfa are made only to Swissray and Swissray shall be solely responsible for any warranty to, to claims by its end user customers concerning the Software.

                  5.2 The foregoing states Agfa's sole and exclusive obligation to Swissray for breach of warranty. Except for the express warranties stated in this Agreement, Agfa makes no additional warranties, express, implied or statutory, as to any matter whatsoever. In particular, any and all warranties of merchantability or fitness for a particular purpose are expressly excluded.

                                    ARTICLE 6
                                     SUPPORT

                  6.1 Agfa agrees to provide Swissray with support pertaining to the operation of the AGFA SOFTWARE and the implementation of the AGFA SOFTWARE in the PRODUCT. The following services fall outside the scope of this agreement: support concerning


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items excluded from the definition of the AGFA SOFTWARE see exhibit A, non-recurrent engineering.

                  6.2 Support shall be provided on request and at the expense of Swissray within a period of three months after delivery of the AGFA SOFTWARE.

                  6.3 During this support period Agfa shall provide support services to a maximum of 15 man day, which may be combined. Support will be provided by written or telephone consultation or on site at Swissray's premises.

                  6.4 Support shall be charged at                         per
hour. Swissray agrees to pay actual travel, board and lodging costs and expenses reasonably incurred by Agfa.

                                    ARTICLE 7
                          PAYMENT, REPORTS AND RECORDS

                  7.1 The parties agrees that the following royalty terms shall apply:



                  *



                  *

                  7.3 The royalties for each further undivisable set of 100 copies of the AGFA SOFTWARE in excess of the first set of 100 copies, shall be the following:



                  *



                  *



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                  7.4 All payment to Agfa provided herein shall be made in DEM by transfer to an account of Agfa to be designated in writing.

                  7.5 Swissray shall, during the continuance of this agreement, maintain a full and accurate record of the number of PRODUCTs provided with the AGFA SOFTWARE in such terms to enable Agfa to ascertain what royalties are due under this agreement.

                  7.6 So as to permit verification, Swissray shall permit such records to be examined by an independent certified public accountant selected by Agfa on reasonable advance notice, during normal business hours at reasonable intervals no more frequently than once per year.

                  7.7 All costs and expenses for such an audit shall be borne by Agfa, except in those cases, in which the examining accountant ascertains a discrepancy of more than five percent during the audited period to the disadvantage of Agfa between payments actually made and payments due, in which case Swissray shall bear all costs and expenses for such audit.

                                    ARTICLE 8
                              TERM OF THE AGREEMENT

                  8.1 The term of this agreement is 2 years from the EFFECTIVE DATE, unless earlier terminated as provided in this Agreement.

                                    ARTICLE 9
                                   TERMINATION

                  9.1 If any material breach of this agreement by the defaulting party continues after 30 days written notice of said breach by the aggrieved party, the aggrieved party may terminate the agreement on written notice to the defaulting party.

                  9.2 In addition to any breach of this Agreement, the application for, or adjudication in bankruptcy by Swissray, or the dissolution of Swissray shall terminate this agreement.

                  9.3 Upon termination or expiration of this Agreement, Swissray shall continue to be responsible for the confidentiality of the INFORMATION and the proprietary rights of Agfa. End users shall be permitted the continued and uninterrupted use of the AGFA SOFTWARE.



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                                   ARTICLE 10
                                  MISCELLANEOUS

                  10.1 This agreement shall be governed by the laws of France. Any conflicts arising out of this Agreement shall be brought before the courts of Paris.

                  10.2 Notices, statements, or other communications required or permitted by the present agreement shall be in writing and sent by airmail or telefax to the parties at their respective addresses set forth below:

        In case of Swissray to                    Swissray International Inc.
                                                  European Center
                                                  Dr. Riedel

                                                  Industriestrasse 6
                                                  CH - 6285 Hitzkirch

        In case of Agfa to

        - for commercial and technical matters:   Agfa-Gevaert N.V.
                                                  Medical Division
                                                  Telefax:  00 32 3 444 74 95

        - for legal matters:                      Dienst Intellectuele Eigendom
                                                  Telefax:  00 32 3 444 74 98
                                                  Agfa-Gevaert N.V.
                                                  Septestraat 27
                                                  B - 2640 Mortsel
                                                  Belgium

                  10.3 Nothing contained herein shall be construed as creating an agency, partnership or other form of joint enterprise between the parties.

                  10.4 The following Exhibits are attached to and made a part of this Agreement: Exhibit A.

                  10.5 The present Agreement including all Exhibits attached hereto constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all previous communications, representations, understandings and agreements, either oral or written, between the parties or any official or representative thereof, with respect to said subject matter.



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                  IN WITNESS WHEREOF, the parties hereto have caused the present instrument to be signed in duplicate, by their duly authorized representatives, all as of the day and year first above written, each party mentioned at the beginning of the present Agreement obtaining a signed copy.

Agfa-Gevaert N.A., Mortsel,                                            , 1997

Patrick Theunis                                               C.P. Vermuelen
General Manager                                               General Manager
Information & Intellectual                                    MED-Division
Property Department

SWISSRAY INTERNATIONAL INC., New York
European Center
Industriestr 6, 6285 Hitzkirch/Switzerland

Ruedi G. Laupper
President & Chairman CEO

Dr. Med. Felix Riedel
Vice President




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